STATE OF NEVADA

FRANCISCO V. AGUILAR
Secretary of State

C. MURPHY HEBERT
Chief Deputy Secretary of State

DEANNA L. REYNOLDS
Deputy Secretary for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Business Entity - Filing Acknowledgement

03/27/2026

Work Order Item Number:	W2026032701450-5127171
Filing Number:	20265627833
Filing Type:	Certificate of Correction
Filing Date/Time:	3/27/2026 10:20:00 AM
Filing Page(s):	28

Indexed Entity Information:

Entity ID: E9098162020-0

Entity Name: Ambitious Entertainment Inc.

Entity Status: Active

Expiration Date: None

Non-Commercial Registered Agent

KIRK SHAW

530 S 8TH STREET, Las Vegas, NV 89101, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FVAguilar

FRANCISCO V. AGUILAR
Secretary of State

401 N. Carson Street
Carson City, NV 89701

1 State of Nevada Way
Las Vegas, NV 89119

Filed in the Office of	Business Number E9098162020-0
FVAguilar	Filing Number 20265627833
Secretary of State State Of Nevada	Filed On 3/27/2026 10:20:00 AM
	Number of Pages 28

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A

(Only one document may be corrected per certificate.)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Name of document with inaccuracy or defect.
3. Filing date of document with inaccuracy or defect.
4. Brief description of inaccuracy or defect.
5. Correction of inaccuracy or defect.
6. Must be signed by Authorized Signer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: AMBITIOUS ENTERTAINMENT INC. Entity or Nevada Business Identification Number (NVID): NV20201892114
2. Document:	Name of document with inaccuracy or defect: Certificate of Designation of Series A Preferred Stock
3. Filing Date:	Filing date of document which correction is being made: 3/26/26
4. Description:	Description of inaccuracy or defect: The following defects include (i) title omitted "Convertible" and NRS reference; (ii) share count was blank; (iii) Stated Value was omitted; (iv) terms were materially incomplete; and (v) execution date was incomplete.
5. Correction:	Correction of inaccuracy or defect: The Certificate of Designation is corrected as set forth in the attached Exhibit "A," which supersedes and replaces the Original Certificate of Designation in full and is incorporated herein by reference.
6. Signature: (Required)	X [signature] Signature — 03/26/2026 Date

This form must be accompanied by appropriate fees.

EXHIBIT "A"

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE SERIES A CONVERTIBLE PREFERRED STOCK OF AMBITIOUS ENTERTAINMENT INC.

PURSUANT TO NRS 78.1955 AND NRS 78.196 OF THE NEVADA REVISED STATUTES

The undersigned, Kirk Shaw, the Chief Executive Officer of Ambitious Entertainment Inc. (the "**Corporation**"), a Nevada corporation, hereby does certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the "**Board of Directors**") by the Corporation's Certificate of Incorporation, as amended (the "**Certificate of Incorporation**"), the Board of Directors adopted the following resolution determining it desirable and in the best interests of the Corporation and its stockholders for the Corporation to create a series of 1,000,000 shares of preferred stock designated as "**Series A Convertible Preferred Stock**" (each, a "**Series A Share**", or collectively, the "**Series A Shares**")

RESOLVED, that the Board of Directors designates the Series A Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Certificate of Incorporation as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

1. Certain Defined Terms. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

(a) "**1934 Act**" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(b) "**19.99% Ownership Limitation**" shall have the meaning given to it in Section 5 hereto.

(c) "**Affiliate**" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that "control" of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(d) "**Authorized Share Allocation**" means the number of shares of Common Stock reserved and set aside by the Corporation out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of all outstanding Series A Shares held by such Holder.

(e) "**Business Day**" means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

(f) "**Buy-In Price**" shall have the meaning given to it in Section 5 hereto.

(g) **"Certificate of Designation"** means this Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of the Corporation.

(h) **"Closing Sale Price"** means, for any security on any Trading Day, (i) the official closing price for such security on the Principal Market, as reported by Bloomberg o[illegible] available, as reported by OTC Markets Group Inc. (or any successor), or (ii) if no such trade price is available for that Trading Day, the fair market value of such security as determined in good faith by the Board of Directors of the Corporation.

(i) **"Common Stock"** means (i) the Corporation's shares of common stock, $0.0001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(j) **"Common Stock Equivalents"** means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire Common Stock at any time, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(k) **"Conversion Amount"** shall have the meaning given to it in Section 4 hereto.

(l) **"Conversion Date"** shall have the meaning given to it in Section 4 hereto.

(m) **"Conversion Failure"** shall have the meaning given to it in Section 4 hereto.

(n) **"Conversion Notice"** shall have the meaning given to it in Section 4 hereto.

(o) **"Conversion Price"** means $3.20 per share of Common Stock, representing the Stated Value per share of Series A, subject to adjustment as set forth herein.

(p) **"Conversion Rate"** means, for each share of Series A, one (1) share of Common Stock, subject to adjustment as set forth herein.

(q) **"Convertible Securities"** means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(r) **"Corporate Event"** shall have the meaning given to it in Section 7 hereto.

(s) **"Corporation"** shall have the meaning given to it in the preamble hereto.

(t) **"Dispute Submission Deadline"** shall have the meaning given to it in Section 21 hereto.

(u) **"Distributions"** shall have the meaning given to it in Section 14 hereto.

(v) **"NRS"** means the Nevada Revised Statutes.

(w) **"DTC"** shall have the meaning given to it in Section 5 hereto.

(x) **"Effectiveness Deadline Date"** means the date that is one hundred twenty (120) days following the filing by the Corporation of the applicable Resale Registration Statement with the Commission.

(y) **"Excess Shares"** shall have the meaning given to it in Section 5 hereto.

(z) **"Floor Price"** means 20% of the Minimum Price (as such term is defined by the rules and regulations of the Nasdaq Stock Market LLC, Rule 5635(d)(1)(A)) or such lower amount as permitted, from time to time, by the Principal Market, subject to adjustments for share splits, share dividends, share combinations, recapitalizations or other similar events.

(aa) **"Fundamental Transaction"** shall have the meaning given to it in Section 7.

(bb) **"Holder"** or **"Holders"** means a holder of Series A.

(cc) **"Initial Issuance Date"** means the date the first share of Series A is issued to any Holder hereof.

(dd) **"Junior Securities"** shall have the meaning given to it in Section 3 hereto.

(ee) **"Liquidation Event"** means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Corporation and its Subsidiaries, taken as a whole.

(ff) **"Liquidation Funds"** shall have the meaning given to it in Section 13 hereto.

(gg) **"Maximum Percentage"** shall have the meaning given to it in Section 5 hereto.

(hh) **"Options"** means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(ii) **"Parity Securities"** shall have the meaning given to it in Section 3 hereto.

(jj) **"Person"** means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(kk) **"Principal Market"** means the primary market on which the Common Stock is then listed or quoted for trading, including, without limitation, The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, OTCPink, OTCQB, or OTCQX and any successor markets thereto.

(ll) **"Purchase Rights"** shall have the meaning given to it in Section 7 hereto.

(mm) **"Register"** shall have the meaning given to it in Section 5 hereto.

(nn) **"Registered Series A"** shall have the meaning given to it in Section 5 hereto.

(oo) **"Reported Outstanding Share Number"** shall have the meaning given to it in

Section 5 hereto.

(pp) **"Required Dispute Documentation"** shall have the meaning given to it in Section 22 hereto.

(qq) **"Required Reserve Amount"** shall have the meaning given to it in Section 10 hereto.

(rr) **"SEC"** means the Securities and Exchange Commission or the successor thereto.

(ss) **"Securities Purchase Agreements"** means those certain Subscription Agreements by and among the Corporation and the holders of Series A, effective as of the Initial Issuance Date, as may be amended from time in accordance with the terms thereof.

(tt) **"Senior Securities"** shall have the meaning given to it in Section 3 hereto.

(uu) **"Series A"** shall have the meaning given to it in Section 2 hereto.

(vv) **"Series A Share"** or **Series A Shares**" shall have the meaning given to it in the preamble.

(ww)

(xx) **"Series A Certificates"** shall have the meaning given to it in Section 5 hereto.

(yy) **"Share Delivery Deadline"** shall have the meaning given to it in Section 5 hereto.

(zz) **"Shareholder Approval"** means such approval as is required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the stockholders of the Corporation with respect to the issuance of all of the shares of Common Stock issuable or potentially issuable in the future upon conversion of the Series A.

(aaa) **"Stated Value"** shall mean $3.20 per share of Series A, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Initial Issuance Date with respect to the Series A (including any adjustment for a Triggering Event).

(bbb) **"Subsidiary"** when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company.

(ccc) **"Trading Day"** means any day on which the Common Stock is eligible to be traded on the Principal Market or securities market on which the Common Stock is then traded.

(ddd) **"Transaction Documents"** means the Securities Purchase Agreements and this Certificate of Designation, and each of the other agreements and instruments entered into or delivered by the Corporation in connection with the transactions contemplated by the Securities

Purchase Agreements, all as may be amended from time to time in accordance with the terms thereof.

(eee) "**Transfer Agent**" means Colonial Stock Transfer Co, Inc..

(fff) "**Triggering Event**" shall have the meaning given to it in Section 6 hereto.

(ggg) "**Triggering Event Conversion Price**" shall have the meaning given to it in Section 6 hereto.

(hhh) "**Qualified IPO**" shall the Corporation's public offering of shares of its Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in the Common Stock being listed for trading on The Nasdaq Stock Market (Capital Market, Global Market or Global Select Market) or the New York Stock Exchange (NYSE or NYSE American), at a per-share public offering price of not less than $4.00, with gross proceeds to the Corporation of not less than $5,000,000 (before underwriting discounts and commissions), excluding any shares sold pursuant to the exercise of underwriters' over-allotment options (provided that, for purposes of this Certificate of Designation, no minimum gross proceeds shall be required, and the gross proceeds amount shall be disregarded and deemed satisfied).

2. Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Corporation designated as "Series A Convertible Preferred Stock" (the "**Series A**"). The authorized number of Series A shares shall be 1,000,000 shares. Each share of Series A shall have a par value of $0.0001 and Stated Value equal to $3.20, subject to adjustment as set forth herein.

3. Ranking. The Series A shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series A ("**Junior Securities**"); (iii) on parity with any class or series of capital stock of the Corporation created specifically ranking by its terms on parity with the Preferred Stock ("**Parity Securities**"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Series A ("**Senior Securities**"), in each case, as to dividends or distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily. Subject to any superior liquidation rights of the holders of any Senior Securities of the Corporation and the rights of the Corporation's existing and future creditors, upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "**Liquidation**"), each Holder shall be entitled to be paid out of the assets of the Corporation legally available for distribution to stockholders, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and Junior Securities and *pari passu* with any distribution to the holders of Parity Securities, an amount equal to the Stated Value for each share of Series A held by such Holder and an amount equal to any accrued and unpaid dividends thereon, and thereafter the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Series A were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid *pari passu* with all holders of Common Stock. The Corporation shall mail written notice of any such Liquidation, not less than sixty (60) days prior to the payment date stated therein, to each Holder.

4. Dividends and Conversion.

(a) Dividends. From and after the date of issuance of each share of Series A Shares (the "Issue Date") and continuing until the earlier of (i) the consummation of a Qualified IPO or

uplisting of the Common Stock to a national securities exchange or (ii) the conversion of such share of Series A Shares in accordance with this Certificate of Designations (such date, the "Dividend Termination Date"), each share of Series A Shares shall accrue cumulative dividends at a rate of ten percent (10%) per annum, compounded annually (the "PIK Dividends"). PIK Dividends shall accrue whether or not declared and shall be payable annually in arrears solely in-kind, in the form of additional shares of Series A Shares (the "PIK Shares"). The number of PIK Shares issued in respect of any dividend period shall be equal to (A) the amount of accrued but unpaid PIK Dividends for such period divided by (B) the original issue price per share of Series A (being $3.20 per share, the "Original Issue Price"), rounded down to the nearest whole share. All issued PIK Shares shall be treated for all purposes as Series A Shares, with identical rights, preferences, privileges and restrictions, including dividend, liquidation and conversion rights, and shall themselves accrue PIK Dividends on a compounded basis from and after their issuance. No cash dividends shall be payable on the Series A Shares unless otherwise expressly approved by the holders of a majority of the outstanding Series A Shares. In addition to the foregoing, if the Corporation fails to file the Resale Registration Statement (as defined below) within 90 days following the Qualified IPO, or if the Resale Registration Statement is filed but is not declared effective within the Effectiveness Deadline Date (such failure, a "Registration Failure"), then, from and after the occurrence of such Registration Failure and until the date on which the Resale Registration Statement is declared effective, each share of Series A Shares shall accrue an additional cumulative paid-in-kind dividend at a rate of five percent (5%) per annum, compounded annually (the "Registration Failure PIK Dividend"), payable solely in additional shares of Series A Shares and otherwise subject to the same terms and mechanics applicable to the PIK Dividends

(b) Conversion. Each share of Series A shall be convertible into one (1) validly issued, fully paid and non-assessable share of Common Stock, immediately upon issuance, at the option of the Holder, at any time and from time to time, subject to equitable adjustment for any stock split, reverse stock split, stock dividend, recapitalization or similar transaction; provided, however, that unless and until the Corporation obtains Stockholder Approval, the Holder shall not be entitled to convert any shares of Series A to the extent that, after giving effect to such conversion, the aggregate number of shares of Common Stock issued or issuable upon conversion of the Series AShares held by all Holders would exceed 19.99% of the number of shares of Common Stock, in each case required by Nasdaq Listing Rule 5635(d)) or any similar rule of any other Principal Market on which the Common Stock is then listed or quoted for trading) (the "**19.99% Ownership Limitation**").

(c) Holder's Conversion Right. Subject to the provisions of Section 5 and if Shareholder Approval is required by the rules and regulations of the Principal Trading Market, following receipt of such Shareholder Approval, at any time or times on or after the Initial Issuance Date, each Holder shall be entitled to convert any portion of the outstanding Series A held by such Holder into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 4(g) at the Conversion Rate. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in its sole discretion, round such fraction of a share of Common Stock up to the nearest whole share or pay to the Holder a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price. The Corporation shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including fees and expenses of the Transfer Agent that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such conversion shares upon conversion in a name other than that of the Holder of such shares of Series A and the Corporation shall not be

required to issue or deliver such conversion shares to such transferee unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(d) IPO Leak-Out Conversion Right. Notwithstanding anything to the contrary contained herein, upon the consummation of a Qualified IPO at a public offering price of not less than $4.00 per share, if the Common Stock trades at or above $4.25 per share for at least ten (10) consecutive Trading Days following the effectiveness of such Qualified IPO, each Holder shall have the right, at its option, to convert up to twenty-five percent (25%) of the then-outstanding shares of Series A Shares held by such Holder into shares of Common Stock in accordance with Section 4(d). Any shares of Common Stock issued upon conversion pursuant to this Section 4(d) shall be freely tradeable and not subject to contractual transfer restrictions, except as required by applicable securities laws.

(e) Qualified IPO True Up. If, as of the date that is six (6) months following the consummation of a Qualified IPO (the "True-Up Measurement Date"), the volume-weighted average price of the Common Stock over the ten (10) Trading Day period ending on such date is less than the public offering price per share in such Qualified IPO (the "IPO Price"), then the Corporation shall, on a one-time basis, adjust the conversion ratio of the then-outstanding shares of Series A Shares held by each Holder such that, upon conversion, each such Holder would receive an aggregate number of shares of Common Stock equal to the quotient obtained by dividing (i) the IPO Price by (ii) such volume-weighted average price, multiplied by the number of shares of Common Stock otherwise issuable upon conversion of the remaining unconverted Series A Shares held by such Holder. Any additional shares of Common Stock issuable pursuant to this Section shall be issued without further consideration upon conversion of the applicable Series A Shares and shall be treated as conversion shares for all purposes hereunder.

(f) Conversion Limitation. Notwithstanding anything to the contrary contained herein, prior to the effectiveness of a registration statement on Form S-1 (or any successor form) registering for resale the shares of Common Stock issuable upon conversion of the Series A Shares (the "Resale Registration Statement"), no shares of Series A Shares may be converted for purposes of resale. Notwithstanding the foregoing, commencing on the date that is ninety (90) days following the Initial Issuance Date, each Holder shall be entitled to convert up to twenty-five percent (25%) of the then-outstanding shares of Series A Shares held by such Holder into shares of Common Stock, and any resale of such shares shall be subject to compliance with applicable securities laws (including, as applicable, the effectiveness of the Resale Registration Statement or an available exemption). Upon the effectiveness of the Resale Registration Statement, each Holder shall be entitled to convert up to twenty-five percent (25%) of the then-outstanding shares of Series A Shares held by such Holder into shares of Common Stock. Any remaining shares of Series A Shares shall thereafter be convertible in accordance with Section 4 without regard to this Section 4(f).

(g) Mechanics of Conversion. The conversion of each share of Series A shall be conducted in the following manner:

(i) (1) Optional Conversion. To convert a share of Series A into shares of Common Stock at any time and from time to time from and after the Initial Issuance Date (a "**Conversion Date**"), a Holder shall deliver, via electronic mail or otherwise, for receipt on or

prior to 11:59 p.m., Eastern time, on such date, a copy of an executed notice of conversion of the share(s) of Series A subject to such conversion in the form attached hereto as **Exhibit I** (the "**Conversion Notice**") to the Corporation. If required by Section 4(g)(iii), within three Trading Days following a conversion of any such Series A as aforesaid, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Corporation the original certificates representing the Series A (the "**Series A Certificates**") so converted as aforesaid (or an indemnification undertaking with respect to the Series A in the case of its loss, theft or destruction as contemplated by Section 16). On or before the first Trading Day following the date of receipt of a Conversion Notice, the Corporation shall transmit by electronic mail an acknowledgment of confirmation, in the form attached hereto as **Exhibit II**, of receipt of such Conversion Notice to such Holder and the Corporation's Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the second Trading Day following the date of receipt of a Conversion Notice (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule, or regulation, including the rules of the Principal Market or other customary applicable policy for the settlement of a trade initiated on the applicable Conversion Date of such shares of Common Stock issuable pursuant to such Conversion Notice) (the "**Share Delivery Deadline**"), the Corporation shall (1) provided that the Transfer Agent is participating in The Depository Trust Corporation's ("**DTC**") Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder's or its designee's balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of Series A represented by the Series A Certificate(s) submitted for conversion pursuant to Section 4(g)(i) is greater than the number of Series A being converted, then the Corporation shall, as soon as practicable and in no event later than two Trading Days after receipt of the Series A Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Series A Certificate (in accordance with Section 16(d)) representing the number of Series A not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series A shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii) Corporation's Failure to Timely Convert. If the Corporation shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Deadline, to issue to such Holder a certificate for the number of shares of Common Stock to which such Holder is entitled and register such shares of Common Stock on the Corporation's share register or to credit such Holder's or its designee's balance account with DTC for such number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of any Conversion Amount (as the case may be) (a "**Conversion Failure**"), then, in addition to all other remedies available to such Holder, (X) the Corporation shall pay in cash, as partial liquidated damages and not as a penalty, to such Holder on each day after the Share Delivery Deadline and during such Conversion Failure an amount equal to 120% of the product of (A) the sum of the number of shares of Common Stock not issued to such Holder on or prior to the Share Delivery Deadline and to which such Holder is entitled, multiplied by (B) the closing price of the Common Stock on the applicable Conversion Date and ending on the applicable Share Delivery Deadline, and (Y) such Holder, upon written notice to the Corporation, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, all, or any portion, of such Series A that has not been converted pursuant to such Conversion

Notice; provided that the voiding of a Conversion Notice shall not affect the Corporation's obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 4(g)(ii) or otherwise. In addition to the foregoing, if on or prior to the Share Delivery Deadline the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, the Corporation shall fail to issue and deliver to such Holder (or its designee) a certificate and register such shares of Common Stock on the Corporation's share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, the Transfer Agent shall fail to credit the balance account of such Holder or such Holder's designee with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder's exercise hereunder or pursuant to the Corporation's obligation pursuant to clause (II) below and if on or after such Share Delivery Deadline such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, issuable upon such conversion that such Holder so is entitled to receive from the Corporation, then, in addition to all other remedies available to such Holder, the Corporation shall, within two)Trading Days after receipt of such Holder's request and in such Holder's discretion, either: (I) pay cash to such Holder in an amount equal to such Holder's total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including by any other Person in respect, or on behalf, of such Holder) (the "**Buy-In Price**"), at which point the Corporation's obligation to so issue and deliver such certificate or credit such Holder's balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (II) promptly honor its obligation to so issue and deliver to such Holder a certificate or certificates representing such shares of Common Stock or credit such Holder's balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion hereunder (as the case may be) and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock to which such Holder is entitled multiplied by (y) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (ii).

(iii) Registration; Book-Entry. The Corporation shall maintain a register (the "**Register**") for the recordation of the names and addresses of the Holders of each share of Series A and the Stated Value of the Series A (the "**Registered Series** A"). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Corporation and each Holder of the Series A shall treat each Person whose name is recorded in the Register as the owner of a share of Series A for all purposes (including the right to receive payments and dividends hereunder) notwithstanding notice to the contrary. A registered share of Series A may be assigned, transferred or sold only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell one or more Registered Series A by such Holder thereof, the Corporation shall record the information contained therein in the Register and issue one or more new shares of Series A in the same aggregate Stated Value as the Stated Value of the surrendered Series A to the designated assignee or transferee pursuant to Section 17, provided that if the Corporation does not so record an assignment, transfer or sale (as the case may be) of such Series A shares within two Trading Days of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this Section, following conversion of any Series A in accordance with the

terms hereof, the applicable Holder shall not be required to physically surrender such Series A Certificate to the Corporation unless (A) the full or remaining number of Series A shares represented by the applicable Series A Certificate are being converted (in which event such certificate(s) shall be delivered to the Corporation as contemplated by this Section 4(g)(iii)) or (B) such Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Series A upon physical surrender of the applicable Series A Certificate. Each Holder and the Corporation shall maintain records showing the Stated Value and dividends converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to such Holder and the Corporation, so as not to require physical surrender of a Series A Certificate upon conversion. If the Corporation does not update the Register to record such Stated Value and dividends converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) within two Trading Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence. In the event of any dispute or discrepancy, such records of such Holder establishing the number of Series A to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series A, the number of Series A represented by such certificate may be less than the number of Series A stated on the face thereof. Each Series A Certificate shall bear the following legend:

> ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION'S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE. THE NUMBER OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK STATED ON THE FACE HEREOF

(iv) Pro Rata Conversion; Disputes. In the event that the Corporation receives a Conversion Notice from more than one Holder for the same Conversion Date and the Corporation can convert some, but not all, of such Series A submitted for conversion, the Corporation shall convert from each Holder electing to have Series A converted on such date a pro rata amount of such Holder's Series A submitted for conversion on such date based on the number of Series A submitted for conversion on such date by such Holder relative to the aggregate number of Series A submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Series A, the Corporation shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 22.

(h) Limitation on Beneficial Ownership. The Corporation shall not effect the conversion of any of the Series A held by a Holder, and such Holder shall not have the right to convert any of the Series A held by such Holder pursuant to the terms and conditions of this Certificate of Designation and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder (together with such Holder's Affiliates) would beneficially own in excess of 4.99% (the "**Maximum Percentage**") of the shares of Common Stock outstanding immediately after giving effect to such conversion (which

provision may be increased to a maximum of 9.99% by such Holder by written notice from such Holder to the Corporation, which notice shall be effective 61 calendar days after the date of such notice). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder shall include the number of shares of Common Stock held by such Holder plus the number of shares of Common Stock issuable upon conversion of the Series A with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Series A beneficially owned by such Holder and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including any Convertible Securities and Options) beneficially owned by such Holder subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 4(h). For purposes of this Section 4(h), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act and the rules thereunder. For purposes of determining the number of outstanding shares of Common Stock a Holder may acquire upon the conversion of such Series A without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Corporation's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Corporation or (z) any other written notice by the Corporation or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the "**Reported Outstanding Share Number**"). Notwithstanding the preceding, the Holder may rely on the Transfer Agent's records if the Reported Outstanding Share Number is different than what the Corporation reports. If the Corporation receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Corporation shall notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Holder's beneficial ownership, as determined pursuant to this Section 4(h), to exceed the Maximum Percentage, such Holder must notify the Corporation of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of any Holder, the Corporation shall within one Trading Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including such Series A, by such Holder since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a Holder upon conversion of such Series A results in such Holder being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which such Holder's beneficial ownership exceeds the Maximum Percentage (the "**Excess Shares**") shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. For purposes of clarity, the shares of Common Stock issuable to a Holder pursuant to the terms of this Certificate of Designation in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert such Series A pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(h) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 4(h) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The provisions of this Section 4(h) shall be of no further force or effect if the Holder participates in a subsequent

transaction with the Corporation which results in the Holder beneficially owning in excess of 4.99% of the number of shares of the Common Stock outstanding which shall include securities convertible into Common Stock which do not contain a beneficial ownership limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Conversion Notice that such Conversion Notice has not violated the restrictions set forth in this Section 4(h) and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. The limitations contained in this Section 4(h) shall apply to a successor holder of Series A.

(i) Triggering Event Conversion. Subject to Section 4(h), at any time during the period commencing on the date of the occurrence of a Triggering Event and ending on the date of the cure of such Triggering Event, a Holder may, at such Holder's option, by delivery of a Conversion Notice to the Corporation to convert all, or any number of Series A into shares of Common Stock at the Triggering Event Conversion Price. "Triggering Event Conversion Price" means, the lesser of (i) the Conversion Price, and (ii) 70% of the lowest Closing Price for the five Trading Days prior to date of the Conversion Notice; provided that the Triggering Event Conversion Price under this Section 4(i) shall be subject to Shareholder Approval and in no event may be lower than the Floor Price.

(j) Shareholder Approval. A Holder shall not convert any Series A Shares into shares of Common Stock to the extent that, after giving effect to such conversion, the aggregate number of shares of Common Stock issued or issuable upon conversion of the Series A Shares would exceed 19.99% of the issued and outstanding shares of Common Stock of the Corporation then outstanding on the Initial Issuance Date, unless and until the Corporation has obtained the Shareholder Approval as required by Nasdaq Listing Rule 5635(d).

5. Triggering Events.

(a) Triggering Event. Each of the following events shall constitute a "**Triggering Event**":

(i) the Corporation does not meet the current public information requirements under Rule 144 in respect of the shares of Common Stock issuable upon conversion of the Series A;

(ii) the Corporation ceases to be subject to the periodic reporting provisions of the 1934 Act;

(iii) the suspension from trading or failure of the Common Stock to be trading or listed (as applicable) on a Principal Market for a period of 10 consecutive Trading Days, *provided*, however, that this clause (iii) shall only apply following the Corporation's receipt of formal approval for listing on a Principal Market and after the Common Stock has commenced trading on such Principal Market for at least one (1) Trading Day;

(iv) the Corporation's written notice to any holder of Series A, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Series A into shares of Common Stock that is requested in accordance with the provisions of this Certificate of Designation, other than pursuant to 4(h) hereof;

(v) at any time following the 10th consecutive day that a Holder's Authorized

Share Allocation is less than 200% of the number of shares of Common Stock that such Holder would be entitled to receive upon a conversion, in full, of all of the Series A then held by such Holder (without regard to any limitations on conversion set forth in this Certificate of Designation);

(vi) the Corporation's failure to pay to any Holder any dividend on the applicable annual dividend payment date (each such date, a "Dividend Payment Date"), being each anniversary of the Initial Issuance Date (or if such day is not a Business Day, the next succeeding Business Day) or any other amount when and as due under this Certificate of Designation, or any other Transaction Document, except, in the case of a failure to pay dividends on the Dividend Payment Date, only if such failure remains uncured for a period of at least 10 consecutive Trading Days;

(vii) the Corporation either (A) fails to cure a Conversion Failure by delivery of the required number of shares of Common Stock within two Trading Days after the applicable Conversion Date on two or more occasions or (B) fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to such Holder upon conversion of any Series A or as and when required by this Certificate of Designation unless otherwise then prohibited by applicable federal securities laws, and any such failure to remove the legend remains uncured for at least ten consecutive Trading Days;

(viii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Corporation or any Subsidiary which shall not be dismissed within 60 days of their initiation;

(ix) the commencement by the Corporation or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Corporation or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, the taking of corporate action by the Corporation or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

(x) the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Corporation or any Subsidiary of an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Corporation or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Corporation or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment (but only such judgments in an amount of $1,000,000 or more) or other

similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs;

(xi) a final judgment or judgments for the payment of money in excess of $1,000,000 are rendered against the Corporation and/or any of its Subsidiaries and which judgments are not, within 10 days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty 30 days after the expiration of such stay;

(xii) other than as specifically set forth in another clause of Section 5(a), the Corporation or any Subsidiary breaches any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of five consecutive Trading Days;

(xiii) failing to comply in any material respect with the reporting requirements of the 1934 Act (including, but not limited to, becoming delinquent in its filings);

(xiv) providing material non-public information to a Holder of Series A without their prior written consent which is not cured within two (2) business days by filing a Current Report on Form 8-k disclosing such non-public information.

(xv) any change in the Corporation's Transfer Agent without providing at least ten (10) days prior notice to the Holder of Series A; or

(xvi) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Corporation as to whether any Triggering Event has occurred.

(b) Notice of a Triggering Event. Upon the occurrence of a Triggering Event, the Corporation shall within three Trading Days deliver written notice thereof via facsimile, electronic mail or overnight courier (with next day delivery specified) to each Holder.

6. Rights Upon Issuance of Purchase Rights and Other Corporate Events.

(a) Purchase Rights. In addition to any adjustments pursuant to Section 8 and 9 below, if at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the "**Purchase Rights**"), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of all the Series A (without taking into account any limitations or restrictions on the convertibility of the Series A) held by such Holder immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that such Holder's right to participate in any such Purchase Right would result in such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Purchase Right to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right

(and beneficial ownership) to the extent of any such excess) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time or times, if ever, as its right thereto would not result in such Holder exceeding the Maximum Percentage), at which time or times such Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation.

(b) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a "**Corporate Event**"), the Corporation shall make appropriate provision to insure that each Holder will thereafter have the right to receive upon a conversion of all the Series A held by such Holder (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which such Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of the Series A contained in this Certificate of Designation) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as such Holder would have been entitled to receive had the Series A held by such Holder initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. The provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder. The provisions of this Section 7 shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion of the Series A contained in this Certificate of Designation. "**Fundamental Transaction**" means the occurrence of the Corporation (i) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (A) consolidating or merging with or into (if the Corporation is the surviving corporation) another Person, (B) selling, assigning, transferring, conveying or otherwise disposing of all or substantially all of the properties or assets of the Corporation or any of its "significant subsidiaries" (as defined in Rule 1-02 of Regulation S-X) to one or more Persons, (C) making, or allowing one or more Persons to make, or allowing the Corporation to be subject to or have its Common Stock be subject to or party to one or more Persons making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Persons making or party to, or affiliated with any Persons making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Persons making or party to, or affiliated with any Person making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, (D) consummating a stock or share purchase agreement or other business combination (including a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Persons whereby all such Persons, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Persons making or party to, or affiliated with any Persons making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Persons become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (E) reorganize, recapitalize or reclassify its Common Stock other than a stock split.

7. Price Protection. Except for any Exempt Issuance (as hereinafter defined), in the event the Corporation issues or sells any securities including Options or Convertible Securities (or amends any outstanding securities of the Corporation), at an effective price of, or with an exercise or conversion price of less than the Conversion Price, then upon such issuance or sale, the Conversion Price shall be reduced to the lesser of (i) the Floor Price; or (ii) the sale price or the exercise or conversion price of the securities issued or sold. "**Exempt Issuance**" shall have the meaning ascribed to it the Securities Purchase Agreements. In case any shares of Common Stock, Convertible Securities or Options are issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction, each share of Common Stock underlying any such Convertible Securities or Options shall be deemed to be one additional share of Common Stock for the purposes of determining the effective price of the non-Exempt Issuance.

8. Adjustment of Conversion Price and Floor Price upon Subdivision of Common Stock. If the Corporation at any time on or after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a greater or lesser number of shares, the Conversion Price and Floor Price in effect immediately prior to such subdivision will be proportionately reduced or increased. Any adjustment pursuant to this Section 8 shall become effective immediately after the record date for such event (or, if no record date is set, the effective date of such event. If any event requiring an adjustment under this Section 8 occurs during the period that a Conversion Price and Floor Price are calculated hereunder, then the calculation of such Conversion Price and Floor Price shall be adjusted appropriately to reflect such event.

9. Participation in Future Financing.

(a) Until the six (6) month anniversary of the issuance of the Series A to the Holder, upon any issuance by the Corporation of Common Stock or Common Stock Equivalents for cash consideration or a combination of units hereof in a transaction exempt from registration under the Securities Act (a "**Subsequent Financing**"), the Holders of the outstanding Series A shall have the right to participate in an amount equal to an aggregate of 30% of the Subsequent Financing (the "**Participation Maximum**") on the same terms, conditions and price provided for in the Subsequent Financing. At least seventy-two (72) hours prior to the expected announcement or closing of the Subsequent Financing (whichever is first), the Corporation shall deliver to each Holder a written notice of its intention to effect a Subsequent Financing ("**Pre-Notice**"), which Pre-Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the person or persons through or with whom such Subsequent Financing is proposed to be effected (such additional notice, a "**Subsequent Financing Notice**"). If the Holder desires to participate in such Subsequent Financing it must provide written notice to the Corporation within thirty six hours of the time the Subsequent Financing Notice is delivered to such Holder (the "**Notice Termination Time**") that such Holder is willing to participate in the Subsequent Financing, the amount of such Holder's participation, and representing and warranting that such Holder has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice, holds a number of shares of Common Stock acquired pursuant to this Certificate of Designation equal to or greater than the number proposed to be purchased in the Subsequent Financing, and will not as a result of such purchase beneficially own more than 4.99% of shares of Common Stock, either individually or as part of a Group as defined in Section 13(d) of the Exchange Act; provided that the Holder may, at its sole election upon written notice to the Corporation, increase such ownership limitation to up to 9.99% effective sixty-one (61) days after delivery of such notice. If the Corporation receives no such notice from a Holder as of such Notice Termination Time, such Holder shall be deemed to have notified the Corporation that it does not elect to participate in such Subsequent

Financing. Notwithstanding the foregoing, a "Subsequent Financing" shall not include any greenshoe financing in connection with the offering of the Series A shares.

(b) If by the Notice Termination time, the Corporation receives responses to a Subsequent Financing Notice from Holders seeking to purchase more than the aggregate amount of the Participation Maximum, each such Holder shall have the right to purchase its Pro Rata Portion (as defined below) of the Participation Maximum. "**Pro Rata Portion**" means the ratio of (x) the amount of Series A issued on the Initial Issuance Date to the Holder participating under this Section 9 and (y) the sum of the aggregate amount of Series A issued on the Initial Issuance Date to all Holders participating under this Section 10.

(c) The Corporation must provide the Holders with a second Subsequent Financing Notice, and the Holders will again have the right of participation set forth above in this Section 9, if the Subsequent Financing subject to the initial Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within thirty (30) Trading Days after the date of the initial Subsequent Financing Notice.

(d) The Corporation and each Holder agree that if any Holder elects to participate in the Subsequent Financing, the transaction documents related to the Subsequent Financing shall not include any term or provision whereby such Holder shall be required to agree to any restrictions on trading as to any of the securities held by it or be required to consent to any amendment to or termination of, or grant any waiver, release or the like under or in connection with, this Agreement, without the prior written consent of such Holder.

(e) Notwithstanding anything to the contrary in this Section 9 and unless otherwise agreed to by such Holder, the Corporation shall either confirm in writing to such Holder that the transaction with respect to the Subsequent Financing has been abandoned or shall publicly disclose its intention to issue the securities in the Subsequent Financing, in either case in such a manner such that such Holder will not be in possession of any material, non-public information, by the 10th Business Day following delivery of the Subsequent Financing Notice. If by such 10th Business Day, no public disclosure regarding a transaction with respect to the Subsequent Financing has been made, and no notice regarding the abandonment of such transaction has been received by such Holder, such transaction shall be deemed to have been abandoned and such Holder shall not be deemed to be in possession of any material, non-public information with respect to the Corporation or any of its Subsidiaries.

(f) The Corporation represents and covenants that neither the Pre-Notice nor any related notice shall contain, nor be deemed to contain, any material nonpublic information (MNPI). The Corporation shall publicly disclose the material terms of the Subsequent Financing by means of a press release or filing of a Current Report on Form 8-K, to the extent required, prior to or contemporaneously with the delivery of any such notice to the Holder. Each Holder shall be entitled to rely on the Corporation's representation that no MNPI is included, and any failure by the Corporation to comply with this provision shall be deemed a material breach of this Certificate of Designation.

10. Non-circumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Certificate of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times in good faith carry out all the provisions of this Certificate of

Designation and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designation, the Corporation (a) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Series A above the Conversion Price then in effect, (b) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series A and (c) shall, so long as any Series A are outstanding, and upon the filing of an amendment to the Corporation's Certificate of Incorporation to increase the number of shares of the Corporation's Common Stock that the Corporation is authorized to issue with the Secretary of State of the State of Nevada, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A, two (2) times the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Series A then outstanding (without regard to any limitations on conversion contained herein).

11. Reserved.

12. Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive, prior and in preference to any distribution to the holders of any shares of Junior Securities, but pari passu with any Parity Stock then outstanding, an amount in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the "Liquidation Funds"), equal to one (1) times the Original Issue Price per share of Series A Shares held by such Holder (the "Liquidation Preference"). The Series A Shares shall be non-participating, and after payment in full of the Liquidation Preference, no Holder shall be entitled to receive any further distribution of the Liquidation Funds in respect of such shares, and the remaining Liquidation Funds, if any, shall be distributed to the holders of Common Stock in accordance with their respective rights. If the Liquidation Funds are insufficient to pay in full the Liquidation Preference to the Holders and the holders of any Parity Stock, then the Liquidation Funds shall be distributed ratably among the Holders and such holders of Parity Stock in proportion to their respective liquidation preferences, as set forth in their applicable certificates of designation (or equivalent). To the extent necessary, the Corporation shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 12. All amounts payable to the Holders pursuant to this Section 12 shall be paid or set apart for payment before any distribution of Liquidation Funds is made to the holders of shares of Junior Securities.

13. Distribution of Assets. In addition to any adjustments pursuant to Section 8 and 9, if the Corporation shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the "**Distributions**"), then each Holder, as holders of Series A, will be entitled to such Distributions as if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A (without taking into account any limitations or restrictions on the conversion of the Series A) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions (provided, however, that to the extent that such Holder's right to participate in any such Distribution would result in such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Distribution to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to the extent of any such excess) and the portion of such Distribution shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder exceeding the Maximum Percentage,